Exhibit 3.9

CERTIFICATE OF INCORPORATION

OF

DELTA MERGER SUB, INC.

(Delaware)

FIRST: The name of the Corporation is Delta Merger Sub, Inc. (the “Corporation”).

SECOND: The address of the registered office of the Corporation in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at that address is The Corporation Trust Company.

THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware as set forth in Title 8 of the Delaware Code (the “DGCL”).

FOURTH: The total number of shares of stock which the Corporation shall have authority to issue is [1,000] shares with a par value of [$0.01] per share.

FIFTH: The name and mailing address of the Sole Incorporator is as follows:

Name:	Address:
John P. Fletcher	4001 Rodney Parham Road
Little Rock, Arkansas 72212

SIXTH: The following provisions are inserted for the management of the business and the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders:

(1) The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.

(2) The directors shall have concurrent power with the stockholders to make, alter, amend, change, add to or repeal the Bylaws of the Corporation.

(3) The number of directors of the Corporation shall be as from time to time fixed by, or in the manner provided in, the Bylaws of the Corporation. Election of directors need not be by written ballot unless the Bylaws so provide.

(4) To the fullest extent permitted by the DGCL, a director of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. Any repeal or modification of the foregoing sentence by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

(5) In addition to the powers and authority hereinbefore or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject, nevertheless, to the provisions of the DGCL, this Certificate of Incorporation, and any Bylaws adopted by the stockholders; provided, however, that no Bylaws hereafter adopted by the stockholders shall invalidate any prior act of the directors which would have been valid if such Bylaws had not been adopted.

SEVENTH: Any person who was or is a party or is threatened to be a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (including any action or suit by or in the right of the Corporation to procure a judgment in its favor) by reason of the fact that he or she is or was a director or officer of the Corporation, or, while a director, officer or other employee of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprises shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the DGCL, as the same exists or may be hereafter amended, against all expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement, actually and reasonably incurred by him, in connection with the defense or settlement of such suit, investigation or proceeding. The indemnification expressly provided by statute in a specific case shall not be deemed exclusive of any other rights to which any person indemnified may be entitled under any lawful agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

EIGHTH: Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws may provide. The books of the Corporation may be kept (subject to any provision contained in the DGCL) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the Corporation.

NINTH: The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

[REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

I, THE UNDERSIGNED, being the Sole Incorporator hereinbefore named, for the purpose of forming a corporation pursuant to the DGCL, do make this Certificate, hereby declaring and certifying that this is my act and deed and the facts herein stated are true, and accordingly have hereunto set my hand this 8th day of May, 2009.

/s/ John P. Fletcher
John P. Fletcher, Sole Incorporator

State of Delaware Secretary of State Division of Corporations Delivered 01:46 PM 11/09/2009 FILED 01:34 PM 11/09/2009 SRV 091001737 - 4685037 FILE

STATE OF DELAWARE

CERTIFICATE OF MERGER OF

FOREIGN CORPORATION INTO

A DOMESTIC CORPORATION

November 9, 2009

Pursuant to Title 8, Section 252 of the Delaware General Corporation Law, the undersigned corporation executed the following Certificate of Merger:

FIRST: The name of the surviving corporation is Delta Merger Sub, Inc., a Delaware corporation, and the name of the corporation being merged into this surviving corporation is D&E Communications, Inc., a Pennsylvania corporation.

SECOND: The Agreement and Plan of Merger, dated as of May 10, 2009, by and among Windstream Corporation, a Delaware corporation, Delta Merger Sub, Inc., a Delaware corporation, and D&E Communications, Inc., a Pennsylvania corporation, has been approved, adopted, certified, executed and acknowledged by each of the constituent corporations pursuant to Title 8, Section 252 of the Delaware General Corporation Law.

THIRD: The name of the surviving corporation prior to the merger is Delta Merger Sub, Inc., and pursuant to the merger, the name of the surviving corporation shall be D&E Communications, Inc.

FOURTH: The Certificate of Incorporation of the surviving corporation shall be its Certificate of Incorporation.

FIFTH: The Agreement and Plan of Merger is on file at 4001 Rodney Parham Road, Little Rock, Arkansas 72212, an office of the surviving corporation.

SIXTH: A copy of the Agreement and Plan of Merger will be furnished by the surviving corporation, on request and without cost, to any stockholder of the constituent corporations.

State of Delaware Secretary of State Division of Corporations Delivered 01:46 PM 11/09/2009 FILED 01:34 PM 11/09/2009 SRV 091001737 - 4685037 FILE

SEVENTH: The authorized stock and par value of D&E Communications, Inc. is 100,000,000 shares, $0.16 per share.

EIGHTH: The merger is to become effective at 8:31 a.m., Eastern Time, on November 10, 2009.

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IN WITNESS WHEREOF, said surviving corporation has caused this certificate to be signed by an authorized officer as of the date first written above.

By:	/s/ Jeffery R. Gardner
	Name:	Jeffery R. Gardner
	Title:	President and Chief Executive Officer